Exhibit 4.3

CERTAIN IDENTIFIED INFORMATION MARKED BY [***] HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K
SECOND AMENDMENT AND JOINDER TO NOTE PURCHASE AGREEMENT

This SECOND AMENDMENT AND JOINDER TO NOTE PURCHASE AGREEMENT (“Amendment”) is entered into as of April 7, 2023 by and among (i) Oaktree Capital Management, L.P., a Delaware limited partnership (the “Company”); (ii) Oaktree Capital I, L.P., a Delaware limited partnership (“Oaktree Capital I”); (iii) Oaktree Capital II, L.P., a Delaware series limited partnership (including each series thereof, “Oaktree Capital II”); (iv) Oaktree AIF Investments, L.P., a Delaware limited partnership (“Oaktree AIF”); (v) Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership acting through its general partner, Oaktree Holdings, Ltd., a Cayman Islands exempted company (“Oaktree Cayman”, and collectively with the Company, Oaktree Capital I, Oaktree Capital II and Oaktree AIF, the “Obligors”); and (vi) the undersigned holders (the “Holders”) of the Notes (as hereinafter defined) party hereto. Unless otherwise defined or amended herein, capitalized terms used in this Amendment shall have the meanings assigned to them in the Note Purchase Agreement (as hereinafter defined).
RECITALS
WHEREAS, the Company and the Holders have agreed to amend certain provisions of that certain note and guaranty agreement (the “Note Purchase Agreement”), dated as of November 16, 2017, as amended by that certain Amendment to Note Purchase Agreement, dated as of April 24, 2020, among the Obligors and the purchasers listed on Schedule B thereto relating to the issuance and sale of the Company’s 3.78% Senior Notes due December 18, 2032 (the “Notes”), and as otherwise amended and in effect from time to time, on the terms and conditions expressly set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1. JOINDER
Oaktree Cayman hereby (x) becomes an Obligor and an Affiliate Guarantor under the Note Purchase Agreement with the same force and effect as if originally named therein as an Obligor and an Affiliate Guarantor; and (y) agrees to all the terms and provisions of the Note Purchase Agreement applicable to it as an Obligor and an Affiliate Guarantor thereunder.
SECTION 2. REPRESENTATIONS AND WARRANTIES
The Obligors, jointly and severally, represent and warrant to each Holder that (for purposes of this Section 2, capitalized terms shall have the meanings assigned to such terms in the Note Purchase Agreement as amended by this Amendment):
§2.1    Organization, Power and Authority.
    Each Obligor is a limited partnership (or an exempted limited partnership, as the case may be) duly organized, formed or registered, validly existing and in good standing under the laws of its jurisdiction of organization or registration, and is duly qualified as a foreign limited partnership and in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the limited partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact its business it transacts and proposes to transact, to execute and deliver this Amendment and to perform the provisions hereof and of the Note Purchase Agreement as amended by this Amendment.
§2.2    Authorization, etc.
    This Amendment has been duly authorized by all necessary limited partnership action on the part of each Obligor, and this Amendment constitutes a legal, valid and binding obligation of each Obligor, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
§2.3    Compliance with Laws, Other Instruments, etc.
    The execution, delivery and performance by each Obligor of this Amendment will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, (A) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, shareholders agreement or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected other than contraventions, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (B) the corporate charter or by-laws of any Obligor or any Subsidiary, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision or other statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary other than violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
§2.4    Consent, etc.
    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Amendment.
§2.5    Absence of Defaults.
    Immediately prior to the execution, delivery and performance of this Amendment, and after giving effect thereto, no Default or Event of Default will exist.

§2.6    Organization and Ownership of Shares of Subsidiaries of Oaktree Cayman.
(a) All of the outstanding Capital Stock or similar equity interests of each Subsidiary of Oaktree Cayman have been validly issued, are fully paid and non-assessable and the Capital Stock or equity interests owned by Oaktree Cayman or its

Subsidiaries in each Subsidiary of Oaktree Cayman are free and clear of any Lien that is prohibited by the Note Purchase Agreement as amended by this Amendment.

(b) Each Subsidiary of Oaktree Cayman is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other entity power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

§2.7    Limited Partners of Oaktree Cayman.
Schedule 2.7 lists all of the limited partners of Oaktree Cayman together with their respective percentage equity interests in Oaktree Cayman as of the date hereof.

SECTION 3. AMENDMENT
The Note Purchase Agreement is hereby amended as of the date this Amendment becomes effective pursuant to Section 4.1 hereof in the following respects:
§3.1    Financial and Business Information.
Sections 7.1(a) and 7.1(b) of the Note Purchase Agreement are hereby amended and restated in their entirety as follows:

(a) Quarterly Statements — within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Obligors (other than the last quarterly fiscal period of each such fiscal year),

(i) a combined consolidated statement of financial condition of the Obligors and their consolidated subsidiaries as at the end of such quarter, and

(ii) combined consolidated statements of operations, changes in unitholders’ capital and cash flows of the Obligors and their consolidated subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within ninety (90) days after the end of each fiscal year of the Obligors,

(i) a combined consolidated statement of financial condition of the Obligors and their consolidated subsidiaries as at the end of such year, and

(ii) combined consolidated statements of operations, changes in unitholders’ capital and cash flows of the Obligors and their consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared both in accordance with (x) generally accepted accounting principles in the United States of America and (y) GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with generally accepted accounting principles in the United States of America or GAAP, as applicable, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

§3.2    Merger, Consolidation, Etc.
The final paragraph of Section 10.2 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

For so long as the Notes remain outstanding, each of the Company and the Initial Affiliate Guarantors must be organized under the laws of the United States or any state or territory thereof (including, for the avoidance of doubt, after giving effect to any of the transactions contemplated by this Section 10.2 involving an Obligor).

§3.3    Officer’s Certificate; Covenant Compliance.
Section 7.2(a) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Obligors were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that there has been an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

§3.4    Liens
Section 10.5(f) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

(f) in the case of any Obligor or any Subsidiary that serves as the direct or indirect general partner, manager, managing member or similar controlling entity of an investment fund, any Lien on such Obligor or such Subsidiary’s interests and rights as such controlling entity of such fund or any special purpose vehicle owned by such fund; provided that such Lien shall not extend to such Obligor or Subsidiary’s right to receive distributions or any incentive allocation from such fund;

§3.5    Restricted Payments
Section 10.6 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 10.6. Restricted Payments. The Obligors will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary of an Obligor may declare and pay dividends on, or make distributions with respect to, its Capital Stock to an Obligor or any intervening Subsidiary; (b) that so long as no Default or Event of Default under Sections 11(a), 11(b), 11(c) (as a result of non-compliance with Section 10.7), 11(g) or 11(h) shall have occurred and be continuing or would result therefrom, the Obligors or any of their respective Subsidiaries may declare and pay dividends or make distributions with respect to its Capital Stock payable solely in additional Capital Stock, or declare and pay dividends or make distributions in cash solely to holders of its Capital Stock or make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Obligor or of any option, warrant or other right to acquire any such Capital Stock of any Obligor; (c) the Obligors and their respective Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans, other benefit plans, carried interest programs and other compensation or investment arrangements; (d) the Obligors or any of their respective Subsidiaries may declare and pay dividends and make distributions to holders of their Capital Stock at any time in amounts intended to enable such holders to discharge their respective U.S. federal, state and local and non-U.S. income and franchise tax liabilities arising from allocations made (or expected to be made) to such holder in respect of such Capital Stock (which amounts may be calculated based on the assumption that such holders are taxed at the highest marginal federal, state and local tax rates applicable to an individual domiciled in Los Angeles, California); and (e) distributions by Oaktree Capital Management (Europe) LLP to Oaktree European CLO Capital (Lux.) S.à r.l.

§3.6    Combined Leverage Ratio
Section 10.7(a) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

(a) Combined Leverage Ratio. The Obligors will not permit the Combined Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Obligors to be greater than the Maximum Combined Leverage Ratio; provided, that Oaktree Cayman will not be considered an Obligor for purposes of the calculation of the Combined Leverage Ratio until March 31, 2023.

§3.7    Restrictive Agreements; Negative Pledge Clauses
Section 10.8 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 10.8. Restrictive Agreements; Negative Pledge Clauses. The Obligors will not, and will not permit any of their respective Subsidiaries (other than any CLO Subsidiary) to, directly or indirectly, enter into, incur or permit to exist or become effective any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of any Obligor or any Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions on account of its Capital Stock or to make or repay loans or advances to the Obligors or any other Subsidiary or to deliver a Guaranty with respect to Indebtedness of the Obligors or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.8 (and any extension, renewal or amendment or modification thereof, provided that such extension, renewal, amendment or modification does not expand the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, business or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary, business or assets that is to be sold and such sale is permitted hereunder; (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof; and (vi) the foregoing shall not apply to restrictions and conditions (x) contained in agreements evidencing a Permitted Financing or agreements with respect to Retention Financing Arrangements, or (y) applicable to an Obligor or a Subsidiary that serves as the direct or indirect general partner, manager, managing member or similar controlling entity of one or more investment funds contained in subscription credit facility agreements.

§3.8    Solicitation of Holders of Notes; Consent in Contemplation of Transfer
Section 18.2(c) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any subsidiary of the Obligors or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

§3.9    Construction
Section 23.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 23.4.    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. References to any Cayman Islands exempted limited partnership taking any action, having or exercising any power or authority or owning, holding or dealing with any asset are to such exempted limited partnership acting through its general partner (or, if applicable, such general partner’s ultimate general partner).

§3.10    Defined Terms
(a)    The following defined terms shall be added to the Note Purchase Agreement:

“17C Certificate” means an Officer’s Certificate setting forth the Consolidation Date and the date that is the six month anniversary thereof; and including (i) a representation and warranty that the delivery of such Officer’s Certificate is in compliance with the requirements of this Agreement, and (ii) an acknowledgement that the failure by members of 17Capital Group that would otherwise be considered “Subsidiaries” as of the Consolidation Date to comply with the Permitted Covenants as of such six month anniversary date will constitute an immediate Event of Default pursuant to Section 11(c) or 11(d) of this Agreement, as applicable, without regard to any requirement of lapse of time or notice.

“17Capital” means 17Capital NewCo Limited, an English private limited company.

“17Capital Fund” means any managed account, investment fund or other investment vehicle organized, sponsored or managed by 17Capital or its subsidiaries.

“17Capital Group” means 17Capital, its subsidiaries and Controlled affiliates and any other Persons through which its private equity finance business is operated (in each case without regard to whether such Persons are owned or Controlled by 17Capital and including, for the avoidance of doubt, the general partners of 17Capital Funds and Persons through which carried interests are received from, or sponsor commitments are made to, 17Capital Funds).

“AIFM” means LFE European Asset Management S.à r.l and its subsidiaries, if any.

“Oaktree Cayman” means Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership acting through its general partner, Oaktree Holdings, Ltd., a Cayman Islands exempted company, together with any successor thereto that becomes a party hereto pursuant to Section 10.2.

“Retention Financing Arrangements” means financing arrangements entered into by an Obligor or a Subsidiary (including, without limitation, among any of the Obligors and the Subsidiaries), whether by way of borrowed monies or title transfer collateral arrangements, in connection with an investment in notes or the provision of a loan, in each case, for the purposes of satisfying any risk retention requirements applicable thereto.

(b)    The following defined terms shall be amended and restated in their entirety, as follows:

“Affiliate Guarantor” means each Initial Affiliate Guarantor, Oaktree Cayman and each other Affiliate that has executed and delivered a Joinder Agreement pursuant to Section 9.7 (which shall include any successor thereto that shall have become such in the manner prescribed in Section 10.2).

“CLO Subsidiary” means, at any time, (i) any Subsidiary that (x) manages or has been established to manage one or more CLOs or (y) is an Affiliate of a Subsidiary described in clause (x) that purchases or otherwise acquires and/or retains securities, obligations or other interests in such CLO for the purpose of, among other things, satisfying (including on a prospective basis) any applicable risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Authority (the activities described in clause (x) or clause (y) being “CLO Business”) and (ii) any Subsidiary of a Subsidiary described in the preceding clause (i); provided that, no Subsidiary designated as a Non-CLO Subsidiary in a list of Designated Non-CLO Subsidiaries (the initial such list being on Attachment A hereto), as such list is updated by the Obligors in their discretion from time to time to add or remove Subsidiaries upon written notice to the holders, shall be considered a “CLO Subsidiary”; provided, further, that (A) a Person that would otherwise meet the definition of CLO Subsidiary may only be designated as a Non-CLO Subsidiary if it has material business other than CLO Business as determined at the time of designation, (B) CLO Subsidiaries that have material business other than CLO Business shall not account for more than 10% of the assets and 10% of the revenues of the Obligors and their consolidated subsidiaries determined in accordance with GAAP as of and for the fiscal year most recently ended, (C) no designation of a CLO Subsidiary as a Non-CLO Subsidiary, and no redesignation of a Non-CLO Subsidiary as a CLO Subsidiary, shall be made if a Default or Event of Default is then existing or would occur therefrom and (D) a CLO Subsidiary may only be designated a Non-CLO Subsidiary and a designated Non-CLO Subsidiary may only be then redesignated a CLO Subsidiary once every three years; provided, further, that notwithstanding clause (D), the Obligors may designate a CLO Subsidiary a Non-CLO Subsidiary at any time if required to comply with clause (B). For purposes of clauses (A) and (B), a business other than CLO Business will be deemed “material” if the assets and revenues therefrom account for more than 10% of the total assets and 10% of the revenues of the applicable CLO Subsidiary or if the management fees therefrom exceed 10% of the management fees of the applicable CLO Subsidiary, in each case as determined according to GAAP based on the applicable CLO Subsidiary’s financial statements for the fiscal year most recently ended. For the avoidance of doubt, the assets and obligations of any CLO Subsidiary will not be deemed to include the assets and obligations of any CLO such CLO Subsidiary may manage, except to the extent of any ownership of securities or obligations issued by, or other interests in, such CLO held by the CLO Subsidiary.

“Combined EBITDA” means, for any period, Combined Net Income for such period plus, (a) without duplication and to the extent reflected as a charge in the statement of such Combined Net Income for such period, the sum of (i) income tax expense, (ii) Combined Interest Expense, (iii) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (iv) depreciation and amortization expense, (v) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (vi) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (vii) any non-cash charges, including non-cash charges resulting from the vesting or issuance of equity to employees, principals or others, and minus, (b) without duplication and to the extent included as income or gain in the statement of such Combined Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a combined basis, and plus or minus, as appropriate, (c) without duplication of the items set forth in clauses (a) and (b) above, the adjustments equivalent to those that OCG made to arrive at its “Adjusted Net Income” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC), to the extent relevant to the Obligors, and (d) without duplication of the items set forth in clauses (a), (b) and (c) above, the adjustments replacing investment income (loss) with receipts of investment income from funds and companies equivalent to those that OCG made to arrive at its “Distributable Earnings” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC), to the extent relevant to the Obligors; provided that the contribution to Combined EBITDA of a subsidiary that is not a wholly owned subsidiary shall be calculated in proportion to the Obligors’ aggregate direct or indirect economic interests in such subsidiary.

For the purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Combined Leverage Ratio, (i) if at any time during such Reference Period the Obligors or any subsidiary shall have made any Material Disposition, the Combined EBITDA for such Reference Period shall be reduced by an amount equal to the Combined EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Combined EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Obligors or any subsidiary shall have made a Material Acquisition, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period; provided that, with respect to any such Material Disposition or Material Acquisition, Combined EBITDA shall be adjusted to take into account compensation expense, occupancy costs, rental expenses and other reasonably identifiable and supportable cost and expense items that will be eliminated as a result of consummating such Material Disposition or Material

Acquisition (“Disposition/Acquisition Addbacks”); provided further that (x) calculations of Disposition/Acquisition Addbacks shall be made in good faith by a Senior Financial Officer and (y) Disposition/Acquisition Addbacks shall not exceed 10% of Combined EBITDA for any Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising in excess of 51% of an operating unit of a business or constitutes in excess of 51% of the common stock of a Person and (b) involves the payment of consideration by the Obligors and their respective subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to one or more of the Obligors and their respective subsidiaries in excess of $250,000,000.

“Combined Interest Expense” means, for any period, the aggregate interest expense (including interest expense attributable to Capital Lease Obligations) of the Obligors and their respective subsidiaries for such period in accordance with GAAP (without any deduction for any interest income of the Obligors and their respective subsidiaries), excluding any Excluded Interest Expense.

“Combined Net Income” means, for any period, the combined net income (or loss) of the Obligors and their respective consolidated subsidiaries, determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary of any Obligor or is merged into or consolidated with any Obligor or any subsidiary, (b) the income (or deficit) of any Person (other than (x) a Non-CLO Subsidiary of any of the Obligors and (y) any Person accounted for under GAAP as an interest in a consolidated subsidiary) in which any Obligor or any subsidiary has an ownership interest, except to the extent that any such income is actually received by such Obligor or such subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any subsidiary of the Obligors to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any Contractual Obligation, Organizational Document or Requirement of Law applicable to such subsidiary.

“Combined Total Debt” means, at any date, the combined principal amount of all Indebtedness of the Obligors and their respective consolidated subsidiaries at such date, determined in accordance with GAAP; provided that Combined Total Debt shall not include Non-Recourse CLO Subsidiary Indebtedness; provided, further, that the contribution to Combined Total Debt of a subsidiary that is not a wholly owned subsidiary shall be calculated in proportion to the Obligors’ aggregate direct or indirect economic interests in such subsidiary.

“Consolidated Total Assets” means, at any date, the total assets which would, in conformity with GAAP, be included on a consolidated balance sheet of the Obligors and their Subsidiaries, after eliminating all amounts properly attributable to non-controlling interests, if any, in the stock and surplus of Subsidiaries.

“Controlled Entity” means OCG and AOH and each of their respective subsidiaries other than (i) any investment fund or CLO or any subsidiary thereof or (ii) an entity held by OCG, AOH or any of their respective subsidiaries that holds investments that it or an Affiliate thereof manages or intends to manage as part of an investment fund or a CLO, including any entity formed for the purpose of holding investments in connection with seeding a new investment portfolio or strategy.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, except any requirement for the consolidation of investment funds or CLOs advised or managed by any of the Obligors, their Subsidiaries, AIFM and any member of 17Capital Group and other entities that may be required by FASB ASC 810-20 or similar and subsequent authoritative accounting pronouncements. For purposes of clarification, the term “investment funds” hereunder includes entities held by an Obligor (or any of its subsidiaries) that hold investments that an Obligor, a subsidiary or an Affiliate thereof manages or intends to manage as part of an investment fund or CLO, including entities formed for the purpose of holding investments in connection with seeding a new investment portfolio or strategy.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or payment obligations of such Person with respect to deposits or advances of any kind, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, representing an extension of credit to such Person, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of the fair market value of the assets subject to such Lien, (g) all Guaranties by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of reimbursement for draws under letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) net liabilities of such Person under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any general partnership and any other entity under which the equity owners of such entity do not have limited liability, in each case, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent (x) the terms of such Indebtedness provide that such Person is not liable therefor or (y) such Person (i) is a subsidiary of an Obligor that serves as the general partner (or equivalent) of one or more investment funds or CLOs or their respective subsidiaries managed by any of the Obligors or any of their subsidiaries or Affiliates and (ii) does not engage in any business other than to act as the general partner (or equivalent) of such investment funds or CLOs or their respective subsidiaries and does not own any assets other than the ownership interest in such investment funds or CLOs or their respective subsidiaries and any assets related solely to such Person’s role as general partner (or equivalent) of such investment funds or CLOs or their respective subsidiaries.

“Material Credit Facility” means, as to the Obligors and their Subsidiaries,

(a) the Principal Credit Facility;

(b) the Existing Note Agreements; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by any Obligor or any Subsidiary (other than any CLO Subsidiary), or in respect of which any Obligor or any Subsidiary (other than any CLO Subsidiary) is an obligor or otherwise provides a guaranty or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided that solely for the purposes of Section 9.7, the foregoing shall exclude any agreements with respect to a Lien permitted under Sections 10.5(d) and 10.5(e); provided further that the foregoing shall exclude indebtedness among the Obligors, the Wholly-Owned Subsidiaries or any of them.

“Oaktree Capital II” means Oaktree Capital II, L.P., a Delaware series limited partnership, including each series thereof, together with any successor thereto and any additional series created in the future that becomes a party hereto pursuant to Section 10.2.

“Obligor” means each of the Company, the Initial Affiliate Guarantors, Oaktree Cayman and any other Affiliate that becomes a guarantor pursuant to Section 9.7. The term “Obligors” means all such Persons collectively.

“Officer’s Certificate” means a certificate of a Senior Financial Officer, director or of any other officer of an Obligor (or its general partner) whose responsibilities extend to the subject matter of such certificate.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, exempted company, exempted limited partnership, business entity or Governmental Authority.

“Responsible Officer” means any Senior Financial Officer, director and any other officer of an Obligor (or its general partner) with responsibility for the administration of the relevant portion of this Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of an Obligor (or its general partner).

“Subsidiary” means any subsidiary of the Obligors other than any investment fund or CLO or any subsidiary thereof. For purposes of clarification, the term “Subsidiary” hereunder shall not include an entity held by an Obligor (or any of its subsidiaries) that holds investments that an Obligor or a subsidiary or an Affiliate thereof manages or intends to manage as part of an investment fund or a CLO, including any entity formed for the purpose of holding investments in connection with seeding a new investment portfolio or strategy. For the avoidance of doubt, “Subsidiary” shall include a CLO Subsidiary. Notwithstanding the foregoing, (x) neither AIFM nor any member of 17Capital Group that would otherwise be a “Subsidiary” shall be a “Subsidiary” unless and until the date on which such Person is required to be consolidated with the Obligors in accordance with GAAP (the “Consolidation Date”); provided that in the case of a member of 17Capital Group that would otherwise be a “Subsidiary”, if the Obligors have delivered a 17C Certificate (as defined below) on or before the 15th Business Day following the Consolidation Date to each holder of a Note that is an Institutional Investor, such member shall not be a “Subsidiary” for purposes of Section 9.7 (Affiliate Guarantors), Section 10.5 (Liens), Section 10.6 (Restricted Payments) to the extent that any commitment to make a Restricted Payment occurred before the Consolidation Date and not in contemplation of the consolidation requirement, and Section 10.8 (Restrictive Agreements; Negative Pledge Clauses) (the “Permitted Covenants”) until the date that is the six month anniversary of the Consolidation Date with respect to such member.

“Wholly-Owned Subsidiary or Wholly Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except (x) directors’ qualifying shares and (y) equity interests issued to current or former officers, employees or consultants, their respective family members, ex-spouses, family investment vehicles, trusts and estate-planning arrangements, other equity holders who received interests in connection with the provision of services directly or indirectly to the Obligors, their Subsidiaries or investment funds or CLOs and beneficiaries or assignees of any of the foregoing) and voting interests of which are owned by any one or more of the Obligors and the Obligors’ other Wholly-Owned Subsidiaries at such time.

§3.11    Attachment A
(a)    Attachment A to this Amendment shall be added as Attachment A to the Note Purchase Agreement.

SECTION 4. MISCELLANEOUS
§4.1    Conditions to Effectiveness. The effectiveness of this Amendment is expressly subject to the following conditions:
(a)    the representations and warranties made by the Obligors under Section 1 of this Amendment shall be true and correct;
(b)    executed counterparts of this Amendment, duly executed by the Obligors and Holders constituting Required Holders shall have been delivered to the Holders;
(c)    receipt by each Holder of (i) a certificate of the Secretary or Assistant Secretary of each Obligor, dated the date hereof, certifying as to (A) the resolutions attached thereto and the corporate proceedings relating to the authorization, execution and delivery of this Amendment and the performance of its obligations hereunder and (B) the Obligors’ organization documents currently in effect, and (ii) (A) in the case of the Obligors other than Oaktree Cayman, a recent “good standing certificate” from the Secretary of State of the State of Delaware (which certificate shall indicate that the Obligor is in good standing and has legal existence in the State of Delaware) and (B) in the case of Oaktree Cayman, a certificate of good standing issued by the Registrar of Exempted Limited Partnerships in the Cayman Islands;
(d)    the Company shall have paid, or reimbursed the Holders for, the reasonable fees, charges and disbursements of special counsel to the Holders; provided that the Company shall not be liable for the attorneys’ fees, costs and disbursements of more than one firm of special counsel (which firm shall be the firm retained to represent all holders of Notes collectively);

(e)    receipt by each Holder of opinions from Munger Tolles & Olson, LLP, special counsel for the Obligors, and Walkers (Cayman) LLP, special Cayman Islands counsel for Oaktree Cayman, in each case covering the matters incident to the transactions contemplated hereby as the Required Holders or their counsel may reasonably request; and
(f)    The Obligors shall have provided to the Holders evidence that the Company has entered into (or is concurrently entering into) a substantially identical (in relation to terms) amendment of the Note and Guaranty Agreement for each other series of outstanding senior notes of any Obligor.
§4.2    Instrument Pursuant to Note Purchase Agreement. This Amendment is executed pursuant to Section 18 of the Note Purchase Agreement and shall be construed, administered, and applied in accordance with all of the terms and provisions of the Note Purchase Agreement. Except as expressly set forth herein, all of the representations, warranties, terms, covenants and conditions of the Note Purchase Agreement shall remain unamended and in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, (i) constitute an amendment or a waiver of, or consent to any departure from, any provision of the Note Purchase Agreement, (ii) operate as a waiver of any right, power or remedy of any holder of any Note, or (iii) constitute a waiver of any Default or Event of Default or any other documents, instruments and agreements executed and/or delivered in connection therewith.
§4.3    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
§4.4    Counterparts; Electronic Contracting. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies thereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Amendment. Delivery of an electronic signature to, or a manually signed copy of, this Amendment by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of manually signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any holder of a Note shall request manually signed counterpart signatures to this Amendment within thirty days of the date hereof, each Obligor hereby agrees to provide such counterpart signatures as soon as reasonably practicable, but in any event within thirty days of such request or such longer period as the requesting holder and the Obligors may agree.
§4.5    Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first set forth above.
OAKTREE CAPITAL MANAGEMENT, L.P.

By: /s/ Jay Wintrob
Name: Jay Wintrob
Title:    Chief Executive Officer

By: /s/ Daniel Levin
Name: Daniel Levin
Title:    Chief Financial Officer

OAKTREE CAPITAL I, L.P.

By: /s/ Jay Wintrob
Name: Jay Wintrob
Title:    Chief Executive Officer

By: /s/ Daniel Levin
Name: Daniel Levin
Title:    Chief Financial Officer

OAKTREE CAPITAL II, L.P. (including each series thereof)
By: OAKTREE CAPITAL II GP LLC (acting as general partner of Oaktree Capital II, L.P. generally and as general partner of each series thereof)

By: /s/ Jay Wintrob
Name: Jay Wintrob
Title:    Chief Executive Officer

By: /s/ Daniel Levin
Name: Daniel Levin
Title:    Chief Financial Officer

OAKTREE AIF INVESTMENTS, L.P.

By: /s/ Jay Wintrob
Name: Jay Wintrob
Title:    Chief Executive Officer

By: /s/ Daniel Levin
Name: Daniel Levin
Title:    Chief Financial Officer

OAKTREE CAPITAL MANAGEMENT (CAYMAN), L.P.
By: Oaktree Holdings, Ltd., its general partner
By: Oaktree Capital Group, LLC, director

By: /s/ Jay Wintrob
Name: Jay Wintrob
Title:    Chief Executive Officer

By: /s/ Daniel Levin
Name: Daniel Levin
Title:    Chief Financial Officer

Name of Holder:

Metropolitan Life Insurance Company
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
Metropolitan Tower Life Insurance Company
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
MetLife Insurance K.K.
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
Brighthouse Life Insurance Company
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
Farmers New World Life Insurance Company
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory

Zurich American Insurance Company
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
Pension and Savings Committee, on behalf of The Zurich American Insurance Company Master Retirement Trust
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory
Zurich Global, Ltd. (f/k/a Zurich Insurance Company Ltd, Bermuda Branch)
By:    MetLife Investment Management, LLC,
Its Investment Manager
By: /s/ Rich Federico
Name: Rich Federico
Title:    Authorized Signatory

Principal Amount of Notes held:

[***]

Name of Holder:

Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company
By:    Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager
By: /s/ Elena Unger
Name: Elena Unger
Title:    Senior Director

Principal Amount of Notes held:

[***]

Name of Holder:

ReliaStar Life Insurance Company
By:    Voya Investment Management LLC,
as Agent
By: /s/ Joshua A. Winchester
Name: Joshua A. Winchester
Title:    Senior Vice President

Security Life of Denver Insurance Company
Voya Retirement Insurance and Annuity Company
Corporate Solutions Life Reinsurance Company
CVS Health Future Fund 401(K) Plan Trust
By:    Voya Investment Management Co. LLC,
as Agent
By: /s/ Joshua A. Winchester
Name: Joshua A. Winchester
Title:    Senior Vice President

Principal Amount of Notes held:

[***]

Name of Holder:

Athene Annuity and Life Company
By:    Apollo Insurance Solutions Group LP, its investment adviser
By:    Apollo Capital Management, L.P., its sub adviser
By:    Apollo Capital Management GP, LLC, its General Partner
By: /s/ William Kuesel
Name: William Kuesel
Title:    Vice President

Venerable Insurance and Annuity Company
By:    Apollo Insurance Solutions Group LP, its investment adviser
By:    Apollo Capital Management, L.P., its sub adviser
By:    Apollo Capital Management GP, LLC, its General Partner
By: /s/ William Kuesel
Name: William Kuesel
Title:    Vice President

ReliaStar Life Insurance Company
By:    Apollo Insurance Solutions Group LP, its investment adviser
By:    Apollo Capital Management, L.P., its sub adviser
By:    Apollo Capital Management GP, LLC, its General Partner
By: /s/ William Kuesel
Name: William Kuesel
Title:    Vice President

Principal Amount of Notes held:

[***]

Name of Holder:

American Republic Insurance Company
BetterLife (as successor by merger to Western Fraternal Life Association)
Blue Cross and Blue Shield of Florida, Inc.
Catholic United Financial
Minnesota Life Insurance Company
Polish National Alliance of the U.S. of N.A.
UnitedHealthcare Insurance Company
Unity Financial Life Insurance Company
By:    Securian Asset Management, Inc.
By: /s/ P. Jason Thibodeaux
Name: P. Jason Thibodeaux
Title:    Vice President

Principal Amount of Notes held:

[***]

Name of Holder:

Connecticut General Life Insurance Company
By:    Cigna Investments, Inc. (authorized agent)
By: /s/ William C. Kane
Name: William C. Kane
Title:    Managing Director

Principal Amount of Notes held:

[***]

Name of Holder:

Life Insurance Company of North America
By:    NYL Investors LLC, its Investment Manager
By: /s/ Andrew Leisman, CFA
Name: Andrew Leisman, CFA
Title:    Senior Director

Principal Amount of Notes held:

[***]

Name of Holder:

Nassau Life Insurance Company

By: Nassau Asset Management LLC
Its: Investment Manager
By: /s/ David E. Czerniecki
Name: David E. Czerniecki
Title:    Chief Investment Officer

PHL Variable Insurance Company

By: Nassau Asset Management LLC
Its: Investment Manager
By: /s/ David E. Czerniecki
Name: David E. Czerniecki
Title:    Chief Investment Officer

Principal Amount of Notes held:

[***]

Attachment A

Designated Non-CLO Subsidiaries

Oaktree Capital Management (UK) LLP

Schedule 2.7

Limited Partners of Oaktree Cayman

OBLIGOR	LIMITED PARTNERS AND PERCENTAGE EQUITY INTERESTS
Oaktree Capital Management (Cayman), L.P.	Oaktree Holdings Ltd. – 67.96% Oaktree Capital Group Holdings, L.P. – 31.80% Oaktree Equity Plan, L.P.- 0.24%